CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-219173, No. 333-91178 and No. 333-168334 on Form S-8 of Park National Corporation of our report dated June 21, 2018 appearing in this Annual Report on Form 11-K of Park National Corporation Employees Stock Ownership Plan for the year ended December 31, 2017.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Columbus, Ohio
June 21, 2018